News

For Immediate Release

EP Energy Reports First Quarter 2017 Results With Continued Oil Production Growth and Improved Financial Position
HOUSTON, TEXAS, May 3, 2017— EP Energy Corporation (NYSE:EPE) today reported first quarter 2017 financial and operational results.
First quarter 2017 Highlights

•	Sequential quarterly oil growth

•	Increased activity with 44 well completions

•	46.9 thousand barrels of oil production per day (MBbls/d) above 4Q'16 and ahead of expectations

•	$47 million net loss / $172 million Adjusted EBITDAX

•	Improved operating efficiencies

•	Lease Operating Expenses (LOE) per unit below low end of guidance

•	Increased liquidity to $1.2 billion and extended debt maturity profile

•	In April, reaffirmed Reserve-Based Loan facility (RBL Facility) borrowing base at current level and extended covenant relief through 1Q'19

“We came out of the gates quickly in the first quarter and built on the operational and financial successes of 2016,” said Brent Smolik, chairman, president and chief executive officer of EP Energy Corporation. "During the first quarter, we increased completion activities, improved efficiencies in our asset programs which offset inflation, and grew oil volumes for the second quarter in a row. We’ve continued to increase financial flexibility since the beginning of the year by extending debt maturities by $940 million to 2025, increasing liquidity, and enhancing our RBL Facility. We also launched a Wolfcamp drilling joint venture and increased drilling activity in a capital efficient manner in that strategically important asset.”

EP Energy reported a $0.19 diluted net loss per share and a $0.10 adjusted loss per share (EPS) for the first quarter of 2017. Reported net loss was $47 million for the first quarter of 2017, down from $94 million net income in the first quarter of 2016. Adjusted EBITDAX for the first quarter of 2017 was $172 million, down from $278 million in the first quarter of 2016, due primarily to lower hedge settlements and lower production volumes, partially offset by higher realized pricing on physical sales and lower operating costs.
Operating expenses for the first quarter of 2017 were $238 million, down from $242 million in the first quarter of 2016. Adjusted cash operating costs were $113 million for the first quarter of 2017, down from $116 million in the first quarter of 2016. The improvement in 2017 is primarily due to lower LOE, transportation and third party commodity purchases, and general and administrative costs, partially offset by higher production taxes due to higher price realizations. For the first quarter of 2017, adjusted cash operating costs were $15.16 per barrel of oil equivalent (Boe), up from $12.28 per Boe for the first quarter of 2016, due primarily to lower production volumes largely driven by the Haynesville asset divestiture in 2016 and higher production taxes associated with higher price realizations. However, for the first quarter of 2017, adjusted cash operating costs were below the low end of the company's guidance range.
Total capital expenditures in the first quarter of 2017 were $152 million. In the first quarter of 2017, the company completed 44 wells compared to 23 wells in the first quarter of 2016. Average daily oil production was 46.9 MBbls/d, down 8 percent from 50.8 MBbls/d in the first quarter of 2016, but up 3 percent from the fourth quarter of 2016. Oil production has been steadily growing since the third quarter of 2016. Total equivalent production was 82.5 thousand barrels of oil equivalent per day (MBoe/d), down from 104.0 MBoe/d in the same period last year. The reduction in equivalent volumes included a 111 million cubic feet per day (18.6 MBoe/d) reduction attributed to the sale of the company's Haynesville Shale assets in May 2016.
Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.
Liquidity and Liability Management
EP Energy continued to make progress improving its financial position and flexibility.  During the quarter, capital expenditures were essentially in-line with operating cash flow, and the company extended debt maturities and increased available liquidity.  The company ended the quarter with $3.9 billion of debt, essentially flat to end of the year 2016, and $1.2 billion of liquidity, up from $1.1 billion at year-end 2016.
The company maintains a RBL Facility which is supported by reserves on its long-lived assets. In April, the company successfully completed its semi-annual borrowing base redetermination.  The value was affirmed at $1.44 billion.  In addition, the company obtained covenant relief by extending its 1st Lien debt to EBITDAX ratio covenant through the end of the first quarter of 2019.   Also, as part of the agreement, the 1st Lien debt to EBITDAX ratio covenant was reduced from 3.5x to 3.0x, and the company paid an amendment fee of approximately $1 million. As of March 31, 2017, the company's 1st Lien debt to EBITDAX ratio was 0.28x.
EP Energy continues to prioritize balance sheet improvements and maintaining a strong liquidity position.

Eagle Ford Program
In the first quarter of 2017, EP Energy increased activities in its Eagle Ford program and completed 30 wells compared to 16 wells in the first quarter of 2016 and produced 23.9 MBbls/d of oil, a 26 percent decrease compared with the first quarter of 2016. However, volumes were up 8 percent from the fourth quarter of 2016. The oil production decline from the first quarter of 2016 was primarily due to significantly lower activity levels in 2016. Total equivalent production for the first quarter of 2017 was 37.7 MBoe/d.
In the quarter, the company also improved operational efficiencies and reduced production decline rates with a continued focus on production optimization. EP Energy currently has one drilling rig and one frac crew active in the Eagle Ford and remains focused on continuing to improve well performance and operational efficiencies.
Wolfcamp Program
EP Energy continued to grow production volumes in its Wolfcamp program. In the first quarter of 2017, the company completed 11 wells and produced 11.1 MBbls/d of oil, a 59 percent increase compared with the first quarter of 2016. Total equivalent production for the first quarter of 2017 was 27.5 MBoe/d, up slightly from the fourth quarter of 2016.
Production volumes were up slightly compared to the fourth quarter of 2016 despite higher net royalties, a lower number of well completions in the first quarter, and the start of its drilling joint venture which reduced the working interest on new wells included in the joint venture to 50 percent.
The company currently has two drilling rigs and two frac crews active in the Wolfcamp. The company expects to increase capital allocation to the Wolfcamp program, increasing completions each quarter throughout the remainder of the year.
Altamont Program
In the first quarter of 2017, EP Energy completed three wells in its Altamont program and produced 11.9 MBbls/d of oil, a 4 percent increase compared with first quarter of 2016. Altamont total equivalent production for the first quarter of 2017 was 17.3 MBoe/d, roughly flat to the fourth quarter of 2016.
EP Energy has two drilling rigs active in the Altamont and continues to benefit from its successful recompletion program. During the first quarter, the company continued its 12-well drilling joint venture program, which increased program returns. As a result of the program's success, the company is currently pursuing additional drilling joint venture opportunities.
In the first quarter of 2017, realized pricing for Altamont production volumes improved significantly relative to WTI as a result of improved contract terms and local market conditions as compared to the same period in 2016.

Multi-year Commodity Hedge Program
EP Energy maintains a solid hedge program which provides substantial commodity price protection. In the first quarter of 2017, the company realized $28 million of settlements on its financial derivatives.
Recently, the company enhanced its price protection with additional 2018 oil hedges.
A summary of the company’s current open hedge positions including its most recent transactions is listed below:

	2017	2018
Total Fixed Price Hedges
Oil volumes (MMBbls)(1)	7.7	8.9
Average floor price ($/Bbl)	$60.52	$60.00

Natural gas volumes (TBtu)	26.1	18.3
Average floor price ($/MMBtu)	$3.28	$3.07

Note: Positions are as of May 2, 2017 (Contract months: April 2017 - Forward).

(1) 2017 positions include WTI three way collars of 6.7 MMBbls and 2018 positions include WTI three way collars of 8.9 MMBbls.

At March 31, 2017, the mark-to-market value of the company's hedge contracts was approximately $100 million.

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investor Center section.
Webcast Information
EP Energy has scheduled a webcast at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time, on May 4, 2017, to discuss its first quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 0291439) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through June 2, 2017 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID# 10105466).

About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms
Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), gains and losses on extinguishment of debt and other costs that affect comparability, including transition and restructuring charges and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net loss per share to Adjusted EPS:

	Quarter ended March 31, 2017
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(47)	$(0.19)

Adjustments(2)
Impact of financial derivatives(3)	$(42)	$(27)	$(0.11)
Loss on extinguishment of debt	53	34	0.14
Valuation allowance on deferred tax assets		15	0.06
Total adjustments	$11	$22	$0.09

Adjusted EPS			$(0.10)

Diluted weighted average shares(4)			245

(1)	Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)	All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)	Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the period presented.

(4)	Diluted shares include certain restricted stock and performance unit awards.

Free Cash Flow is defined as net cash provided by operating activities less cash paid for capital expenditures. Below is a reconciliation of our net cash provided by operating activities to Free Cash Flow:

Quarter ended March 31, 2017

($ in millions)
Net cash provided by operating activities	$117
Cash paid for capital expenditures	119
Free Cash Flow	$(2)
Net cash used in investing activities	$(119)
Net cash provided by financing activities	$17

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under these plans), transition, restructuring and other costs that affect comparability and gains and losses on extinguishment of debt.  Adjusted EBITDAX Per Unit is calculated using Adjusted EBITDAX divided by equivalent volumes.

Below is a reconciliation of our consolidated net (loss) income to EBITDAX and Adjusted EBITDAX:

	Quarter ended March 31,
	2017	2016
	($ in millions, except equivalent volumes and per unit)
Net (loss) income	$(47)	$94
Income tax expense	—	—
Interest expense, net of capitalized interest	83	84
Depreciation, depletion and amortization	126	113
Exploration expense	3	1
EBITDAX	165	292
Mark-to-market on financial derivatives(1)	(70)	(42)
Cash settlements and cash premiums on financial derivatives(2)	28	212
Non-cash portion of compensation expense(3)	(4)	4
Transition, restructuring and other costs(4)	—	8
Loss (gain) on extinguishment of debt	53	(196)
Adjusted EBITDAX	$172	$278

Total equivalent volumes (MBoe)	7,426	9,466

Adjusted EBITDAX Per Unit (MBoe)(5)	$23.10	$29.37

(1)	Represents the income statement impact of financial derivatives.

(2)	Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)	Cash payments for the quarter ended March 31, 2017 and 2016 were approximately $4 million and less than $1 million, respectively.

(4)	Reflects transition and severance costs related to workforce reductions.

(5)	Adjusted EBITDAX Per Unit is based on actual total amounts rather than the rounded totals presented.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under these plans) and transition, restructuring and other costs that affect comparability. We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature.

We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. We exclude the non-cash portion of compensation expense as well as transition, restructuring and other costs that affect comparability, as we believe such adjustments allow investors to evaluate our costs against others in our industry and these items can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended March 31,
	2017		2016
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Oil and natural gas purchases	$1	$0.15	$4	$0.46
Transportation costs	29	3.84	30	3.11
Lease operating expense	40	5.37	42	4.38
General and administrative	20	2.66	38	4.04
Depreciation, depletion and amortization	126	16.99	113	11.94
Exploration and other expense	3	0.39	1	0.13
Taxes, other than income taxes	19	2.61	14	1.55
Total operating expenses	$238	$32.01	$242	$25.61
Adjustments:
Depreciation, depletion and amortization	$(126)	$(16.99)	$(113)	$(11.94)
Exploration expense	(3)	(0.39)	(1)	(0.13)
Non-cash portion of compensation expense	4	0.53	(4)	(0.43)
Transition, restructuring and other costs	—	—	(8)	(0.83)
Adjusted cash operating costs and per-unit adjusted cash costs	$113	$15.16	$116	$12.28

Total consolidated equivalent volumes (MBoe)		7,426		9,466

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

EBITDAX, Adjusted EBITDAX and Adjusted EBITDAX Per Unit are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted EPS is used by management and we believe is a valuable measure of operating performance. Free Cash Flow is used by management and we believe provides investors with useful information for analysis of the company’s ability to internally fund capital expenditures and to service or incur additional debt. Adjusted Cash Operating Costs per unit is used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Free Cash Flow and Adjusted Cash Operating Costs have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Free Cash Flow should not be used as an alternative to operating or investing cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Free Cash Flow and Adjusted Cash Operating Costs may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted EBITDAX Per Unit, Free Cash Flow and Adjusted Cash Operating Costs should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com